UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2007

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2007, Larry J. Blanford (the "Executive") entered into an employment agreement (the "Employment Agreement") with Green Mountain Coffee Roasters, Inc. (the "Company") pursuant to which the Executive will continue to serve as the president and chief executive officer of the Company for a term of 5 years from May 3, 2007, the date on which the Executive commenced employment with the Company in those positions.

The Employment Agreement supersedes the employment terms previously described in the Current Report on Form 8-K/A filed by the Company on May 7, 2007 and includes the following material terms:

  Initial base salary of $540,000 per annum, increasing to $590,000 per annum beginning October 1, 2007.
  Participation by the Executive in the Company's Short Term Incentive Plan ("STIP") made available to senior executives of the Company, with a target bonus of 100% of the Executive's base salary.
  Participation after one full year of service in equity-based awards under a long-term incentive plan to be implemented in 2007. (The Employment Agreement acknowledges an earlier grant to the Executive of an option, subject to vesting over five years, to purchase 70,000 shares of the Company's common stock.) Awards under the new long-term incentive plan would be in an amount equal to approximately 150% of base salary, with vesting over four years.
  Under the Employment Agreement, the Executive is entitled to paid vacation and will participate in other broad-based employee benefit programs of the Company. The Employment Agreement also provides for reimbursement to the Executive of certain moving and relocation expenses associated with his relocation to Vermont and to Company-paid term life insurance with a death benefit equal to his base salary.
  If the Executive's employment were to be terminated by the Company other than for cause or by the Executive for good reason, the Executive would be entitled to severance benefits equal to (i) a continuation of 18 months of base salary (12 months, if termination occurs after the first 12 months of the Executive's employment) at the rate in effect upon termination, (ii) a pro-rated portion of his annual STIP bonus in an amount to be determined following the year in which the STIP bonus would have been earned but for the termination, in accordance with the terms set forth in the STIP and (iii) the premium cost of the Executive's continued participation, if any, in the Company's group medical and dental plans under COBRA for a period of 18 months (12 months, if termination occurs after the first 12 months of the Executive's employment) following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms. If termination in these circumstances were to occur within 9 months prior to and in connection with an anticipated change in control of the Company, the Executive, if the change in control actually occurs within nine months following such termination, would be entitled to the foregoing benefits plus a lump-sum payment, within 30 days following the change in control, equal to 24 months of base salary less the base salary already paid or to be paid, a continuation of any medical and dental premium payments for 24 months rather than the 18 (or 12) month period that would otherwise apply, provided that the Executive is entitled to continue participation in the underlying benefit programs under applicable law and plan terms, and an acceleration of outstanding equity awards. If termination in these circumstances were to occur within 12 months following a change in control of the Company, the Executive would be entitled to a lump-sum payment equal to 24 months of base salary, plus payment for a period of up to 24 months by the Company of the premium cost of the Executive's participation, if any, in the Company's group medical and dental plans under COBRA, provided that the Executive is entitled to continued participation in those programs under applicable law and plan terms, plus an acceleration of outstanding equity awards. Equity awards that are accelerated on account of a change in control would remain exercisable for 24 months from the date of termination. If the Executive were to terminate his employment with the Company other than for good reason and within 6 months following a change in control, he or his estate would be entitled to receive, 6 months after termination or upon death if earlier, a lump sum payment equal to 12 months of base salary, and, if the Executive had elected to continue to participate in the Company's group medical and dental plans under COBRA, the Company would continue monthly premium payments for 12 months following termination, provided that the Executive was entitled to such continued participation in those programs under applicable law and plan terms.
  Under the Employment Agreement, the Executive would be entitled to a gross-up payment from the Company for any "golden parachute" excise tax on account of payments and benefits associated with a change in control under the Employment Agreement to the extent the payments and benefits subject to the excise tax exceeded by at least 10% the maximum amount (the "safe harbor amount") the Executive could receive without being subject to the excise tax. If the aggregate amount of these payments and benefits that would otherwise be subject to the excise tax is below this threshold, the Employment Agreement provides that the payments and benefits will be cut back to the safe harbor amount.
  The Employment Agreement also contains a standard perpetual confidentiality provision as well as customary non-competition and non-solicitation covenants for the term of the Executive's employment and for 18 months after any termination thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By: /s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: October 1, 2007